SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 4/30/2005
FILE NUMBER 811-1424
SERIES NO.: 12



74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                   20,167
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                   11,921
              Class C                    5,382
              Class R                      232
              Investor Class            37,721
              Institutional Class        6,333


74V.     1.   Net asset value per share (to nearest cent)
              Class A                  $  9.24
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                  $  8.88
              Class C                  $  8.88
              Class R                  $  9.21
              Investor Class           $  9.29
              Institutional Class      $  9.30